Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-262943

Dated February 10, 2025

Eli Lilly and Company

$6,500,000,000 aggregate principal amount of Notes offered

Pricing Term Sheet

4.550% Notes due 2028 (the “2028 Notes”)

4.750% Notes due 2030 (the “2030 Notes”)

4.900% Notes due 2032 (the “2032 Notes”)

5.100% Notes due 2035 (the “2035 Notes”)

5.500% Notes due 2055 (the “2055 Notes”)

5.600% Notes due 2065 (the “2065 Notes”)

(collectively, the “Notes”)

Issuer:	Eli Lilly and Company

Trade Date:	February 10, 2025

Ratings:*	Aa3 (Stable) Moody’s A+ (Stable) S&P

Settlement Date:**	T+2; February 12, 2025

Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC

Co-Managers:	AmeriVet Securities, Inc. Blaylock Van, LLC C.L. King & Associates, Inc. Loop Capital Markets LLC Roberts & Ryan, Inc.

The 2028 Notes

Principal Amount Offered:	$1,000,000,000

Maturity Date:	February 12, 2028

Coupon:	4.550% per year

Public Offering Price:	99.936% of principal amount, plus accrued interest, if any, from February 12, 2025

Yield to Maturity:	4.573%

Benchmark Treasury:	UST 4.250% due January 15, 2028

Spread to Benchmark Treasury:	T + 27 basis points

Benchmark Treasury Price and Yield:	99-27 1⁄4 / 4.303%

Interest Payment Dates:	February 12 and August 12, commencing August 12, 2025

Redemption Provisions:

Make-whole call:	At any time prior to January 12, 2028 at a discount rate of Treasury plus 5 basis points

Par call:	On or after January 12, 2028 at 100%

CUSIP / ISIN:	532457 CU0 / US532457CU02

The 2030 Notes

Principal Amount Offered:	$1,250,000,000

Maturity Date:	February 12, 2030

Coupon:	4.750% per year

Public Offering Price:	99.943% of principal amount, plus accrued interest, if any, from February 12, 2025

Yield to Maturity:	4.763%

Benchmark Treasury:	UST 4.250% due January 31, 2030

Spread to Benchmark Treasury:	T + 42 basis points

Benchmark Treasury Price and Yield:	99-18 3⁄4 / 4.343%

Interest Payment Dates:	February 12 and August 12, commencing August 12, 2025

Redemption Provisions:

Make-whole call:	At any time prior to January 12, 2030 at a discount rate of Treasury plus 10 basis points

Par call:	On or after January 12, 2030 at 100%

CUSIP / ISIN:	532457 CV8 / US532457CV84

The 2032 Notes

Principal Amount Offered:	$1,000,000,000

Maturity Date:	February 12, 2032

Coupon:	4.900% per year

Public Offering Price:	99.853% of principal amount, plus accrued interest, if any, from February 12, 2025

Yield to Maturity:	4.925%

Benchmark Treasury:	UST 4.375% due January 31, 2032

Spread to Benchmark Treasury:	T + 50 basis points

Benchmark Treasury Price and Yield:	99-22+ / 4.425%

Interest Payment Dates:	February 12 and August 12, commencing August 12, 2025

Redemption Provisions:

Make-whole call:	At any time prior to December 12, 2031 at a discount rate of Treasury plus 10 basis points

Par call:	On or after December 12, 2031 at 100%

CUSIP / ISIN:	532457 CW6 / US532457CW67

The 2035 Notes

Principal Amount Offered:	$1,250,000,000

Maturity Date:	February 12, 2035

Coupon:	5.100% per year

Public Offering Price:	99.977% of principal amount, plus accrued interest, if any, from February 12, 2025

Yield to Maturity:	5.103%

Benchmark Treasury:	UST 4.250% due November 15, 2034

Spread to Benchmark Treasury:	T + 60 basis points

Benchmark Treasury Price and Yield:	98-00+ / 4.503%

Interest Payment Dates:	February 12 and August 12, commencing August 12, 2025

Redemption Provisions:

Make-whole call:	At any time prior to November 12, 2034 at a discount rate of Treasury plus 10 basis points

Par call:	On or after November 12, 2034 at 100%

CUSIP / ISIN:	532457 CX4 / US532457CX41

The 2055 Notes

Principal Amount Offered:	$1,250,000,000

Maturity Date:	February 12, 2055

Coupon:	5.500% per year

Public Offering Price:	99.781% of principal amount, plus accrued interest, if any, from February 12, 2025

Yield to Maturity:	5.515%

Benchmark Treasury:	UST 4.250% due August 15, 2054

Spread to Benchmark Treasury:	T + 80 basis points

Benchmark Treasury Price and Yield:	92-20 / 4.715%

Interest Payment Dates:	February 12 and August 12, commencing August 12, 2025

Redemption Provisions:

Make-whole call:	At any time prior to August 12, 2054 at a discount rate of Treasury plus 15 basis points

Par call:	On or after August 12, 2054 at 100%

CUSIP / ISIN:	532457 CY2 / US532457CY24

The 2065 Notes

Principal Amount Offered:	$750,000,000

Maturity Date:	February 12, 2065

Coupon:	5.600% per year

Public Offering Price:	99.762% of principal amount, plus accrued interest, if any, from February 12, 2025

Yield to Maturity:	5.615%

Benchmark Treasury:	UST 4.250% due August 15, 2054

Spread to Benchmark Treasury:	T + 90 basis points

Benchmark Treasury Price and Yield:	92-20 / 4.715%

Interest Payment Dates:	February 12 and August 12, commencing August 12, 2025

Redemption Provisions:

Make-whole call:	At any time prior to August 12, 2064 at a discount rate of Treasury plus 15 basis points

Par call:	On or after August 12, 2064 at 100%

CUSIP / ISIN:	532457 CZ9 / US532457CZ98

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to one business day before delivery will be required, by virtue of the fact that the Notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The Issuer has filed a registration statement (No. 333-262943) (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus relating to this offering and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling Barclays Capital Inc. at +1-888-603-5847, BofA Securities, Inc. at +1-800-294-1322, Citigroup Global Markets Inc. at +1-800-831-9146, Deutsche Bank Securities Inc. at +1-800-503-4611 or Goldman Sachs & Co. LLC at +1-866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.